Exhibit 99.1

GAP INC. ANNOUNCES PAUL PRESSLER TO STEP DOWN AS CHIEF EXECUTIVE OFFICER

Robert J. Fisher to serve as Interim Chief Executive Officer

SAN FRANCISCO, January 22, 2007 — The board of directors of Gap Inc. (NYSE:GPS) and Paul Pressler announced today that they have mutually agreed that Mr. Pressler will step down from his position as president and chief executive officer of the company, as well as resign his seat on the company’s board, effective immediately. Robert J. Fisher, the company’s current non-executive chairman of the board of directors, will also serve as president and chief executive officer on an interim basis, effective immediately.

Robert J. Fisher, chairman of Gap Inc.’s board of directors said, “We want to thank Paul for the hard work and dedication that he has shown Gap Inc. over the past four years. Under his leadership, the company has meaningfully improved its operations, strengthened its balance sheet, greatly enhanced its on-line presence across the brand portfolio and improved its standing as a global corporate citizen. We appreciate all of his efforts and wish Paul every success in the future.”

“I have enjoyed the opportunity to lead this iconic company over the past four years. It has been a pleasure to work with the management team and such talented people throughout the organization,” said Mr. Pressler, “Gap Inc. is a company with tremendous potential and I wish all the employees much success in the years ahead.”

The board will begin a search for a new chief executive officer. A search committee has been formed by the board and will be led by independent Gap Inc. director Adrian D. Bellamy, chairman of The Body Shop International plc. Additional directors serving on the committee include Donald G. Fisher, Gap Inc.’s founder and Chairman Emeritus, Domenico De Sole, former president and chief executive officer, Gucci Group NV and Bob L. Martin, the company’s lead independent director and former president and chief executive officer of Wal-Mart International. The search committee’s preference is to focus their efforts on recruiting a chief executive officer who has deep retailing and merchandising experience ideally in apparel, understands the creative process and can effectively execute strategies in large, complex environments while maintaining strong financial discipline.

“I look forward to serving our employees, customers and shareholders as interim CEO,” said Mr. Fisher. “My personal ties and nearly thirty year professional history in operating roles at the company and as a board member have resulted in a deep appreciation for the creative process, gratitude to our customers who have supported us for the past 38 years and profound respect for the talented and passionate employees, past and present who have built this company. During this important transition period for our company, the board of directors and I are committed to working with our employees to enhance our focus on what has been at the heart of the company’s past success, reinvigorating our brands and charting a new course for the future that will deliver strong returns for our shareholders.”

During his nearly 30-year history at Gap Inc., Mr. Fisher started with the company as a store manager in 1980 and worked his way up through the company’s merchandising ranks. He also held a variety of senior executive leadership positions at the company, including chief operating officer, chief financial officer, president of Banana Republic and president of Gap brand. Mr. Fisher has served on the company’s board of directors since 1990.

Pursuant to Mr. Pressler’s employment agreement dated September 25, 2002, which was disclosed at the time of his hire, Mr. Pressler is eligible for severance benefits subject to certain conditions as described in more detail in his agreement:

•	Salary of up to $1.5 million per annum payable over a 24-month period, subject to cessation or reduction if he accepts other employment or compensation

•	Future bonuses he would have otherwise received during the 24-month period, up to an aggregate $1.5 million, if company financial performance targets are met and subject to elimination or reduction if he accepts other employment or compensation; he will not receive a bonus for fiscal 2006

•	Stock option acceleration with approximately $9.5 million of in-the-money value, assuming a company stock price of $20 per share

In total, and subject to reduction if Mr. Pressler accepts other employment or compensation during the 24-month period, he is eligible for up to approximately $14 million associated with his severance with the company, assuming a company stock price of $20 per share. He is also eligible to receive nominal health benefits.

The company will release 2006 fourth quarter and full-year earnings on March 1, 2007 and continues to expect 2006 earnings per share of $0.83-$0.87 per share, 2006 full-year operating margins of about 7 percent and free cash flow to be about $650 million for the full year. The company also continues to expect the percent increase in inventory per square foot at the end of the fourth quarter of fiscal 2006 to be in the low-single-digits versus prior year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of our January 4, 2007 December sales press release, which is available on gapinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding: (i) earnings per share for fiscal year 2006; (ii) operating margins for fiscal year 2006; (iii) free cash flow for fiscal year 2006; (iv) inventory per square foot at the end of the fourth quarter of fiscal 2006; (v) projected net cash provided by operating activities and (vi) projected purchase of property and equipment.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2006.

These forward-looking statements are based on information as of January 4, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Forth & Towne and Piperlime brand names. Fiscal 2005 sales were $16.0 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Southeast Asia and the Middle East. For more information, please visit gapinc.com.

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